Exhibit 99.(a)(1)(L)

Agreement to Terms of Election

I agree that my decision to amend or not amend my Eligible Option Grant(s) in the Offer is entirely voluntary and is subject to the terms of the Offer. I may change my election at any time on or before 6:00p.m. (Pacific Time), Friday, December 29, 2006 (the “Expiration Time”) and any change of election submitted and/or received after such Expiration Time will be void and of no further force and effect. If my service with NVIDIA terminates prior to the Expiration Time, I understand that I will cease to be an Eligible Optionee under the terms of the Offer and any election that I have made prior to the termination of my employment to amend my Eligible Option Grant(s) will not become effective and my Eligible Option Grant(s) will not be amended under the Offer. I agree that I must be an employee of NVIDIA at the Expiration Time in order to participate in the Offer.

I ACKNOWLEDGE that I have read all the documents related to the Offer listed below: NVIDIA Email Announcement of Offer Tender Offer Documents as filed with the Securities and Exchange Commission

I hereby acknowledge and agree that neither NVIDIA, nor Deloitte Tax LLP, nor any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to amend the Eligible Portion of my Eligible Option Grant(s) in the Offer and that I am not relying on any information or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offering Memorandum. I acknowledge that I have been afforded the opportunity to consult with my own investment, legal and tax advisors before making this election and that I have knowingly done so or knowingly declined to do so.

I FURTHER UNDERSTAND that I will receive an Election Confirmation Statement via email at my NVIDIA email address listed below within one business day after the submission of my Election Form on the https://tenderoffer.nvidia.com website. If I have not received an Election Confirmation Statement in the timeframe prescribed, I agree that I must confirm that NVIDIA has received my complete submission by emailing tenderoffer@nvidia.com a copy of the Confirmation Statement that I will have printed from this website, https://tenderoffer.nvidia.com website at the time I submitted my Election Form online.

Email Address [ ]@nvidia.com

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